Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES THE
NET INCOME FOR THE THIRD QUARTER OF FISCAL 2018

Red Bank, N.J.  May 15, 2018  -  North European Oil Royalty Trust (NYSE-NRT) reported the net income for the third quarter of fiscal 2018 which appears below compared with the third quarter of fiscal 2017. As detailed in the July 31, 2018 distribution press release, the decrease in total royalty income for the third quarter of fiscal 2018 from the third quarter of fiscal 2017 resulted primarily from the decline in gas sales due to the interruption of processing at the Grossenkneten desulfurization plant in the February and March 2018 period in combination with the reduction in processing capacity at Grossenkneten following the prior retirement of Unit 3. There were no adjustments impacting royalties during the third quarter of fiscal 2018 or fiscal 2017. There were no royalties received under the Mobil Sulfur Agreement in either the third quarter of fiscal 2018 or fiscal 2017.

	3rd Fiscal Quarter Ended 7/31/2018	3rd Fiscal Quarter Ended 7/31/2017	Percentage Change
Total Royalty Income	$1,900,082	$1,974,441	- 3.77%
Net Income	$1,767,631	$1,840,674	- 3.97%
Distributions per Unit	$0.19	$0.20	- 5.00%

Trust expenses for the third quarter of fiscal 2018 decreased 0.96%, or $1,298, to $133,679 in comparison to $134,977 for the third quarter of fiscal 2017. This decrease in expenses reflects the reduction in legal costs.

The increase in total royalty income in the first nine months of fiscal 2018 from the first nine months of fiscal 2017 resulted from higher royalty income totals for the first two quarters of fiscal 2018. Additionally, by the time that the operating companies had access to the data upon which to base their calculations of royalties payable in the third quarter for fiscal 2018, the Trust had already received its final payment for that quarter. As a result, the Trust received more royalties than it was owed in the final quarter of the nine-month period ended July 31, 2018, and the total royalty income for the current nine-month period is higher than it otherwise would have been. Therefore, the required negative adjustment will be offset against the scheduled royalty payments in the Trust's fourth fiscal quarter.

	Nine Months Ended 7/31/2018	Nine Months Ended 7/31/2017	Percentage Change
Total Royalty Income	$5,724,343	$5,617,957	+ 1.89%
Net Income	$5,083,054	$5,015,620	+ 1.34%
Distributions per Unit	$0.55	$0.54	+ 1.85%

The previously declared distribution of 19 cents per unit will be paid on August 29, 2018 to owners of record as of August 17, 2018. Additional details will be available in the Trust's 10Q filing available through the SEC or the Trust's website, www.neort.com, or about August 30, 2018. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.